This prospectus supplement filed pursuant to Rule 424(b)(3)

Registration No. 333-120246

PROSPECTUS SUPPLEMENT

     This is a supplement, dated May 25, 2005, to the prospectus which forms a part of Amendment No. 1 to the Form S-3 Registration Statement (No. 333-120246) filed on January 14, 2005, by Henry Schein, Inc.

     We originally issued the notes to which this supplement relates in a private placement on August 9, 2004. The notes were resold by the initial purchasers to qualified institutional buyers, as such term is defined by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon conversion of the notes that may be offered pursuant to the prospectus and this supplement are being offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

     The following table sets forth information with respect to the selling securityholders and the principal amount of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus and this supplement. The information contained in this supplement is based on information provided by or on behalf of the selling securityholders on or prior to May 23, 2005. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this supplement is $240.0 million, which is the aggregate principal amount of notes registered pursuant to the Registration Statement of which this prospectus is a part. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $240.0 million aggregate principal amount of notes outstanding.

     The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the current conversion rate of 10.7898 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 86,746,522 shares of common stock outstanding on April 28, 2005. Information concerning other selling securityholders will be set forth in supplements to the prospectus, or if appropriate, post-effective amendments to the Registration Statement of which the prospectus is a part, from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transfers from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

	Principal Amount		Common
	of Notes		Stock	Common
	Beneficially	Percentage	Owned	Stock
	Owned and	of Notes	Prior to	Registered
Selling Security Holder	Offered Hereby (1)	Outstanding	Conversion	Hereby
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer (d)(2)	$7,000	*	––	75
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer (d)(2)	$6,000	*	––	64
AHFP Symphony-Arpeggio (a)(c)(d)	$300,000	*	––	3,236
Acuity Master Fund, Ltd. (3)	$2,880,000	1.20%	––	31,074
Alcon Laboratories (d)(2)	$399,000	*	––	4,305
Allstate Insurance Company (c)(4)	$4,500,000	1.88%	13,300	61,854
Allstate Life Insurance Company (c)(4)	$2,000,000	*	––	21,579
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. (5)	$5,420,000	2.26%	––	58,480
Argent Classic Convertible Arbitrage Fund L.P. (6)	$980,000	*	––	10,574
Argent Classic Convertible Arbitrage Fund II, L.P. (6)	$120,000	*	––	1,294
Arlington County Employees Retirement System (d)(2)	$645,000	*	––	6,959
Arpeggio Fund (a)(c)(d)	$7,000,000	2.92%	––	75,528
Asante Health Systems (d)(2)	$131,000	*	––	1,413
BNP Paribas Equity Strategies, SNC (c)(7)	$1,215,000	*	––	13,109
BP Amoco PLC Master Trust (e)(8)	$596,000	*	––	6,430
Barclays Global Investors Diversified Alpha Plus Funds (9)	$222,000	*	––	2,395
British Virgin Islands Social Security Board (d)(2)	$117,000	*	––	1,262
CSV Fund (a)(c)(d)	$600,000	*	––	6,473
Calamos® Market Neutral Fund – Calamos® Investment Trust (10)	$14,000,000	5.83%	––	151,057
Canadian Imperial Holdings Inc. (c)	$9,000,000	3.75%	––	97,108
Celebrity IAM Ltd. (11)	$2,800,000	1.17%	––	30,211
Chrysler Corporation Master Retirement Trust (c)(e)(12)	$1,545,000	*	––	16,670
Citadel Equity Fund Ltd. (c)(e)(13)	$5,500,000	2.29%	––	59,343
City and County of San Francisco Retirement System (d)(2)	$1,421,000	*	––	15,332
City of New Orleans (d)(2)	$115,000	*	––	1,240
City University of New York (d)(2)	$132,000	*	––	1,424
Coda Capital Management, LLC (a)	$200,000	*	––	2,157
Coda Capital ND Portfolio (a)	$100,000	*	––	1,078
Coda-KHPE Convertible Portfolio (a)	$350,000	*	––	3,776
Consulting Group Capital Markets Fund (8)	$150,000	*	––	1,618
Consulting Group Capital Markets Funds (10)	$1,650,000	*	––	17,803
Convertible Securities Fund	$20,000	*	––	215
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (7)	$1,017,000	*	––	10,973
DaimlerChrysler Corp Emp. #1 Pension Plan dtd 4/1/89 (14)	$3,160,000	1.32%	––	34,095

	Principal Amount		Common
	of Notes		Stock	Common
	Beneficially	Percentage	Owned	Stock
	Owned and	of Notes	Prior to	Registered
Selling Security Holder	Offered Hereby (1)	Outstanding	Conversion	Hereby
Delaware Public Employees Retirement System (d)(2)	$1,153,000	*	––	12,440
Delta Air Lines Master Trust – CV (c)(e)(12)	$275,000	*	––	2,967
Delta Pilots Disability & Survivorship Trust – CV (c)(e)(12)	$155,000	*	––	1,672
Descartes Offshore Ltd. (11)	$4,900,000	2.04%	––	52,870
Descartes Partners L.P. (15)	$1,800,000	*	––	19,421
F.M. Kirby Foundation, Inc. (c)(e)(12)	$230,000	*	––	2,481
Forest Fulcrum Fund LP (b)(9)	$231,000	*	––	2,492
Forest Global Convertible Fund, Ltd., Class A-5 (9)	$678,000	*	––	7,315
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio (9)	$522,000	*	––	5,632
Franklin and Marshall College (14)	$180,000	*	––	1,942
FrontPoint Convertible Arbitrage Fund, L.P. (e)(16)	$6,000,000	2.50%	––	64,738
Gartmore Convertible Fund (a)	$450,000	*	––	4,855
The Grable Foundation (d)(2)	$79,000	*	––	852
Grace Convertible Arbitrage Fund, Ltd. (17)	$5,000,000	2.08%	––	53,949
Grady Hospital Foundation (d)(2)	$125,000	*	––	1,348
HFR CA Global Opportunity Master Trust (9)	$138,000	*	––	1,488
HFR CA Select Fund (d)(18)	$750,000	*	––	8,092
HFR RVA Select Performance Master Trust (9)	$87,000	*	––	938
Hotel Union & Hotel Industry of Hawaii Pension Plan (8)	$150,000	*	––	1,618
IMF Convertible Arbitrage Account (a)(c)(d)	$550,000	*	––	5,934
ING Convertible Fund (19)	$2,900,000	1.21%	––	31,290
ING VP Convertible Portfolio (19)	$130,000	*	––	1,402
Independence Blue Cross (d)(2)	$714,000	*	––	7,703
Institutional Benchmarks Master Fund Ltd. (e)(8)	$665,000	*	––	7,175
Institutional Benchmarks Master Fund Ltd. (18)	$2,000,000	*	––	21,579
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (c)(e)(12)	$175,000	*	––	1,888
International Truck & Engine Corporation Retiree Health Benefit Trust (c)(e)(12)	$70,000	*	––	755
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (c)(e)(12)	$170,000	*	––	1,834
JP Morgan Securities Inc. (a)(b)(e)(20)	$115,000	*	––	1,240
KBC Financial Products USA Inc. (b)(d)(21)	$1,500,000	*	––	16,184
LLT Limited (22)	$117,000	*	––	1,262
Laurel Ridge Capital, LP	$2,000,000	*	––	21,579
Lehman Brothers Inc. (a)(b)(e)(23)	$10,034,000	4.18%		108,264
Lyxor/Convertible Arbitrage Fund Limited (7)	$192,000	*	––	2,071
Lyxor/Forest Fund Limited (9)	$513,000	*	––	5,535
Lyxor/Quest Fund Ltd. (d)(24)	$1,200,000	*	––	12,947
McMahan Securities Co. L.P. (a)(b)	$2,500,000	1.04%	––	26,974
Merrill Lynch Insurance Group (d)(2)	$306,000	*	––	3,301

	Principal Amount		Common
	of Notes		Stock	Common
	Beneficially	Percentage	Owned	Stock
	Owned and	of Notes	Prior to	Registered
Selling Security Holder	Offered Hereby (1)	Outstanding	Conversion	Hereby
Microsoft Corporation (a)(c)(e)(12)	$105,000	*	––	1,132
Motion Picture Industry Health Plan – Active Member Fund (c)(e)(12)	$30,000	*	––	323
Motion Picture Industry Health Plan – Retiree Member Fund (c)(e)(12)	$20,000	*	––	215
Municipal Employees (d)(2)	$265,000	*	––	2,859
Nations Convertible Securities Fund	$3,980,000	1.66%	––	42,943
New Orleans Firefighters Pension/Relief Fund (d)(2)	$79,000	*	––	852
OCM Convertible Trust (c)(e)(12)	$230,000	*	––	2,481
OCM Global Convertible Securities Fund (c)(e)(12)	$55,000	*	––	593
Occidental Petroleum Corporation (d)(2)	$290,000	*	––	3,129
Ohio Bureau of Workers Compensation (d)(2)	$169,000	*	––	1,823
Partner Reinsurance Company Ltd. (c)(e)(12)	$125,000	*	––	1,348
Polaris Vega Fund L.P. (25)	$2,250,000	*	––	24,277
Policemen and Firemen Retirement System of the City of Detroit (d)(2)	$516,000	*	––	5,567
Pro-mutual (d)(2)	$842,000	*	––	9,085
Quest Global Convertible Master Fund Ltd. (d)(24)	$300,000	*	––	3,236
Qwest Occupational Health Trust (c)(e)(12)	$45,000	*	––	485
Rhapsody Fund, LP (a)(c)(d)	$2,800,000	1.17%	––	30,211
Royal Bank of Canada (a)(c)	$4,000,000	1.67%	––	43,159
S.A.C. Arbitrage Fund, LLC (26)	$4,000,000	1.67%	––	43,159
SG Americas Securities, LLC (a)(b)(e)	$2,000,000	*	––	21,579
SSI Blended Market Neutral L.P. (8)	$209,000	*	––	2,255
SSI Hedged Convertible Market Neutral L.P. (8)	$300,000	*	––	3,236
San Diego County Employee Retirement Association (18)	$2,500,000	1.04%	––	26,974
Silverback Master, Ltd. (d)(27)	$14,500,000	6.04%	––	156,452
Singlehedge US Convertible Arbitrage Fund (7)	$327,000	*	––	3,528
South Dakota Retirement System (d)(28)	$2,000,000	*	––	21,579
Sphinx Convertible Arb Fund SPC (e)(8)	$495,000	*	––	5,340
Sphinx Convertible Arbitrage SPC (9)	$183,000	*	––	1,974
State Employees’ Retirement Fund of the State of Delaware (c)(e)(12)	$375,000	*	––	4,046
State Street Bank Custodian for GE Pension Trust (14)	$1,270,000	*	––	13,703
Sturgeon Limited (29)	$249,000	*	––	2,686
Sunrise Partners Limited Partnership (c)(30)	$4,750,000	1.98%	––	51,251
SuttonBrook Capital Portfolio, LP (31)	$15,000,000	6.25%	––	161,847
The City of Southfield (e)(8)	$27,000	*	––	291
The Estate of James Campbell 03394 (8)	$50,000	*	––	539
The Estate of James Campbell 08968 (8)	$30,000	*	––	323
The Estate of James Campbell 11222 (8)	$411,000	*	––	4,434
Trustmark Insurance (d)(2)	$331,000	*	––	3,571
UBS AG London F/B/O HFS (e)(32)	$2,000,000	2.08%	––	21,579
UBS AG London Branch (c)(33)	$20,000,000	8.33%	––	215,796
UnumProvident Corporation (a)(c)(e)(12)	$145,000	*	––	1,564
Viacom Inc. Pension Plan Master Trust (e)(8)	$13,000	*	––	140
Vicis Capital Master Fund (34)	$6,000,000	2.50%	––	64,738

	Principal Amount		Common
	of Notes		Stock	Common
	Beneficially	Percentage	Owned	Stock
	Owned and	of Notes	Prior to	Registered
Selling Security Holder	Offered Hereby (1)	Outstanding	Conversion	Hereby
Victory Capital Management as Agent for The Victory Convertible Fund (a)(d)	$1,000,000	*	––	10,789
Xavex Convertible Arbitrage 4 Fund (9)	$51,000	*	––	550
Xavex Convertible Arbitrage 10 Fund (35)	$480,000	*	––	5,179
Zazove Convertible Arbitrage Fund, L.P. (a)(e)(36)	$7,750,000	3.23%	––	83,620
Zazove Hedged Convertible Fund, L.P. (36)	$2,500,000	1.04%	––	26,974
Zazove Income Fund, L.P. (36)	$1,000,000	*	––	10,789
Zurich Institutional Benchmarks Master Fund Ltd. (9)	$258,000	*	––	2,783

*	Represents less than 1%

a)	This selling securityholder is a SEC-reporting company.

b)	This selling securityholder is a broker-dealer.

c)	This selling securityholder is an affiliate of a broker-dealer.

d)	This selling securityholder was not listed on the Rule 424(b)(3) Prospectus Supplement, filed February 14, 2005.

e)	The amount of registrable securities held by this selling securityholder has been updated from the amount listed on the Rule 424(b)(3) Prospectus Supplement, filed February 14, 2005.

1)	Selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which we were provided with the information regarding their notes (as described above) in transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this supplement is $240.0 million, which is the aggregate principal amount of notes registered pursuant to the Registration Statement of which this prospectus is a part.

2)	Paul Latronica, a vice president of Advent Capital Management Corp., has sole voting and dispositive power over the registrable securities held by this selling securityholder.

3)	Howard Needle and David J. Harris have voting and dispositive power over the registrable securities held by this selling securityholder.

4)	The Allstate Corporation, a NYSE listed company, has voting and dispositive power over the registrable securities held by this selling securityholder.

5)	Argent Financial Group (Bermuda), Ltd., Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

6)	Argent Management Company, LLC, Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

7)	Christian Menestrier, the chief executive officer of CooperNeff Advisors, Inc., has sole voting and dispositive power over the registrable securities held by this selling securityholder.

8)	John Gottfurcht, George Douglas and Amy Jo Gottfurcht have voting and dispositive power over the registrable securities held by this selling securityholder.

9)	Forest Investment Management LLC has sole voting and dispositive power over the registrable securities held by this selling securityholder. Forest Investment Management LLC is wholly owned by Forest Partners II LP. Michael A. Boyd Inc. is the General Partner of Forest Partners II LP, and Michael A. Boyd is the sole owner of Michael A. Boyd Inc.

10)	Nick Calamos has sole voting and dispositive power over the registrable securities held by this selling securityholder.

11)	Descartes Capital LLC, the Investment Advisor to this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

12)	Oaktree Capital Management LLC is the investment manager of the selling securityholder with respect to the aggregate principal amount of the notes. It does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of the notes. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree Capital Management LLC and all employees and members of Oaktree Capital Management LLC disclaim beneficial ownership of the notes, except for their pecuniary interest therein.

13)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.

14)	Jack Feiler, the chief investment officer of Palisade Capital Management, L.L.C., has sole voting and dispositive power over the registrable securities held by this selling securityholder.

15)	Descartes Capital LLC, the General Partner of this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

16)	FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such, has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Mr. Duff, Mr. Caffray and Mr. Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

17)	Bradford Whitmore and Michael Brailov have voting and dispositive power over the registrable securities held by this selling securityholder.

18)	Zazove Associates, LLC, a registered investment advisor, has discretionary authority over the registrable securities held by this selling securityholder.

19)	Anu Sahai has sole voting and dispositive power over the registrable securities held by this selling securityholder.

20)	Jean Pierre Latrille, on behalf of JP Morgan Securities Inc., has sole voting and dispositive power over the registrable securities held by this selling securityholder. JP Morgan Securities Inc. acted as joint book runner for Henry Schein, Inc., in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act. This selling securityholder holds $780,000 of the registrable securities already registered.

21)	This selling securityholder is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

22)	Forest Investment Management LP has sole voting control and shared investment control over the registrable securities held by this selling securityholder. Forest Investment Management LP is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

23)	Lehman Brothers Inc. acted as joint book runner for Henry Schein, Inc., in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act. This selling securityholder holds $11,910,000 of the registrable securities already registered.

24)	James Doolin and Frank Campana have voting and dispositive power over the registrable securities held by this selling securityholder.

25)	Gregory R. Levinson has sole voting and dispositive power over the registrable securities held by this selling securityholder.

26)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, and S.A.C. Capital Management, LLC, share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC, and S.A.C. Capital Management, LLC. Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, and Mr. Cohen disclaim beneficial ownership of any of the notes.

27)	Elliot Bossen has sole voting and dispositive power over the registrable securities held by this selling securityholder.

28)	Dan Frasier has sole voting and dispositive power over the registrable securities held by this selling securityholder.

29)	CooperNeff Advisors, Inc., has sole investment control and shared voting control over the registrable securities held by this selling securityholder. Christian Menestrier is the chief executive officer of CooperNeff Advisors, Inc.

30)	S. Donald Sussman has sole voting and dispositive power over the registrable securities held by this selling securityholder.

31)	SuttonBrook Capital Management LP, a registered investment advisor, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

32)	UBS AG has sole voting and dispositive power over the registrable securities held by this selling securityholder. UBS AG is the majority stockholder of UBS Securities LLC, of which this selling securityholder is an affiliate.

33)	UBS AG has sole voting and dispositive power over the registrable securities held by this selling securityholder.

34)	John Succo, Shad Stastney and Sky Lucas have voting and dispositive power over the registrable securities held by this selling securityholder.

35)	Argent International Management Company, LLC, Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

36)	Zazove Associates, LLC, the General Partner of this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

     None of the selling securityholders or any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

     The initial purchasers purchased all of the notes from us in a private transaction on August 9, 2004. All of the notes were “restricted securities” under the Securities Act prior to the registration. The selling securityholders have represented to us that they purchased the notes for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.